UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 3, 2010

Corning Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

New York	1-3247	16-0393470
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Riverfront Plaza, Corning, New York		14831
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	607-974-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2010, the Compensation Committee of the Company’s Board of Directors adopted corporate performance metrics for the 2010 cash performance units awarded under the Company’s 2005 Employee Equity Participation Program, as amended. Approximately 190 employees, including executive officers, participate. The equally weighted corporate performance metrics for the 2010 cash performance units are adjusted earnings per share and adjusted operating cash flow of the Company in 2010, and actual award opportunity can range from 0% to 150% of the target award based on actual performance against goals. For all participants, including Messrs. Wendell Weeks, Peter Volanakis, James Flaws, Kirk Gregg and Joseph Miller, cash performance units earned, unearned, or forfeited based upon 2010 corporate performance will continue to have restrictions on transfer and the possibility of forfeiture until February 1, 2013. For these cash performance units awards, the number of units earned will be determined by the Compensation Committee in February 2011 based on actual 2010 corporate financial results compared to the corporate performance metrics. For 2009, performance share units were used instead of cash performance units.

At its recent meeting, the Compensation Committee also established corporate performance metrics for 2010 Variable Compensation (payable in 2011) under the Corporation’s Performance Plan and Goalsharing Plans that were consistent with last year.

The Variable Compensation Plan is on file with the Securities and Exchange Commission as Exhibit 2 of Corning’s Proxy Statement, Definitive 14A filed March 8, 2006. The 2005 Employee Equity Participation Program is filed as Exhibit 1 to Corning Proxy Statement, Definitive 14A filed March 1, 2005; and the Second Amended 2005 Employee Equity Participation Program as revised in April 2008 and approved by shareholders is Exhibit 10 to Corning’s Report on Form 8-K filed on April 25, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corning Incorporated

February 9, 2010	By:	Vincent P. Hatton

Name: Vincent P. Hatton
Title: Senior Vice President and General Counsel